Exhibit 99.1

For Immediate Release

Contact:
China Yida Holdings	CCG Investor Relations
George Wung, CFO	Crocker Coulson, President
Phone: +1(909) 843-6358	Phone: + (1) 646-213-1915
Email: ir@yidacn.net	Ed Job, CFA
Phone: + (1) 646-213-1914
Email: ed.job@ccgir.com

China Yida Announces China Yang-sheng (Nourishing Life) Tourism Project in Jiangxi Province

FUZHOU, China — April 22, 2010 — China Yida Holding Company (Nasdaq: CNYD) (“China Yida” or the “Company”), a leading diversified entertainment enterprise in China, today announced that it has entered into an agreement with Zhangshu Municipal Government to develop China Yang-sheng (Nourishing Life) tourism project (the “Project”), a large-scale vacation destination covering a total area of approximately 6000 Mu (approximately 988 acres as 1 acre = 6.07 Mu), in Zhangshu City, Jiangxi Province. The Project is designed to focus on the theme of famous Taoist practice – Yang-sheng (Nourishing Life), with Zhangshu City’s rare natural resources – salt water hot spring, and reputation as one of China’s traditional medicine and herb center.  Yang-sheng (Nourishing Life) is the foundation of Taoist lifestyle, which is still desired and actively pursued within today’s Asian community.

The Project will be developed approximately 2 kilometers from Zhangshu’s downtown, and within one hour travel from the adjacent airport or Nanchang, the capital city of Jiangxi Province. In addition, the Project is on the route from Nanchang to Lu Mountain, a World Natural Heritage site, and Jing-Gang Mountain, one of the most popular political education tourism destinations as it was at the origin of Chairman Mao’s military force. In addition to several highways, there are two railway lines connecting Zhangshu with Beijing, Guangdong Province and Zhejiang Province. The Company estimates the Project will be very accessible to a population of over 50 million within the 3-hour economic circle of influence.

Other than its location, the Project will also benefit from other advantages brought by Zhangshu City to potentially develop into one of China’s premier Yang-sheng (Nourishing Life) vacation destinations. (1) The region is endowed with rare resource of salt water hot spring, where visitors can float on the water due to over 25% of salinity. The salt water hot spring also contains over 40 mineral and microelements, including Na+, K+, Mg+, Br-, and I-, all proven to be beneficial to human health. Due to its rareness, the salt water hot spring could become the centerpiece of Project to attract visitors who pursue life wellness. (2) Zhangshu City, as one of the four major Chinese traditional medicine centers attracts a large number of medicine dealers, manufacturers and distributors, especially during the one-month annual Chinese traditional medicine and herb trade expo held in October. For over 1800 years, Zhangshu City is viewed as being associated with health and wellness of life, which could be used to extend the Project beyond a traditional hot spring destination. (3) The Zhangshu region is the home of “Site”, a famous Chinese Baijiu (White Wine). Originated from Taoist practice, moderate use of Chinese Baijiu is considered to be beneficial to human health. With Zhangshu’s deep Chinese Baijiu culture background, the Project could reflect the merger of Chinese Baijiu culture with Taoist Yang-sheng practice. (4) Zhangshu is considered as the birthplace of Taoist’s Lingbao School, an important Taoist school that created the Yang-sheng philosophy and practice.  The Company’s management believes that the Project could consolidate Zhangshu City’s geographic advantages, unique natural resources, long history, and Yang-sheng culture, to become a premium Yang-sheng (Nourishing Life) vacation destination that reflects China Yida’s Yang-sheng concept – “Wellness, Happiness, Lifestyle and Longevity.”

The capital expenditure planned for the first development phase of Project is estimated at approximately RMB250 million (approximately $36.6 million), which includes the construction of the Salt Water Hot Spring Spa & Health Center (the “SPA Center”), the Yang-sheng Holiday Resort (the “Resort Hotel”), in-destination roads and lakes, and the purchase of the land use rights for a parcel of approximately 3000 Mu (approximately 494 acres, commercial and residential land use, the “Commercial Land”) as well as the rental payment for a parcel of approximately 3000 Mu (approximately 494 acres) with the annual rent estimated at RMB0.5 million (approximately $73,300).

Management expects that the SPA Center and the Resort Hotel will be open to the public by the end of 2012. Management thinks that the total number of visitors in the first twelve months following the grand opening is expected to reach approximately 300,000, contributing approximately $14.6 million to its sales revenues and approximately $7.3 million to its net income. The payback period of the first development phase is estimated to be within 4 years after the grand opening.

The Company’s management believes that it will be able to fund the first development phase of Project and the first phase of the Bengbu project (please see Company’s press release on April 15, 2010 and its current report on Form 8-K on April 16, 2010) from current cash and operating cash flow over the next two years, and does not expect to require additional equity financing. After the SPA Center and the Resort Hotel start operation, the Company expects to obtain loans from local banks backed by fixed assets, including significantly appreciated land.

In addition to the SPA Center and the Resort Hotel, Company plans to build additional attractions on the Project site that may include the World Yang-sheng Cultural Museum, the International Camphor Tree Garden, the Chinese Medicine & Herb Museum, the Yang-sheng Sports Club, the Old Town of Chinese Traditional Medicine and other Yang-sheng related projects and tourism real estate projects. The Company is now conducting in-depth research, evaluation and preparation on these plans.

In return for China Yida’s proven track record of tourism destinations’ management and execution abilities in China as well as its long-term investment commitment to make its project successful, the Zhangshu Municipal Government is providing the following preferential arrangements to assist Company’s project development:

1. Low Cost of Land. Zhangshu Municipal Government agreed to return revenues from land use right transfer in excess of RMB8,000 per Mu to China Yida for infrastructural developments and constructions. Based on the current price of approximately RMB1.5 million per Mu for commercial land at Zhangshu City’s downtown which is 2 kilometers from the Project, the 3000 Mu Commercial Land will become one of Company's most valuable appreciating assets. Although the management does not intend to develop any commercial real estate at this time, they believe it is rare for the private entity like China Yida to be able to obtain such large piece of commercial use land in cities like Zhangshu with large economic growth potential, especially China Yida has full rights on this 3000 Mu Commercial Land, such as re-sell and pledge.

2. Full Rights on Commercial Use Land. Pursuant to the Company’s agreement with Zhangshu Municipal Government, Company has the right to develop and sell residential villas up to half size of the Commercial Land, i.e. 1500 Mu. The management expects accrue significant benefits from this right, even management were to decide to just re-sell the land based on today’s approximately RMB1.5 million per Mu at Zhangshu City’s downtown which is 2 kilometers away.

3. Exclusivity. Zhangshu Municipal Government has agreed not to approve any additional salt water hot spring or related tourism projects to any third parties to protect the exclusivity of Project.  The exclusivity of the Project will ensure its uniqueness and protect its profitability in long term. The Zhangshu Municipal Government will also try to list the Project as Key Project at municipal and provincial level so as to obtain the financial support from senior levels of government.

4. Preferential Tax Treatments.  Zhangshu Municipal Government will try its best to minimize the operating expenses of the Project. It will waive 100% of the income tax for the first two years commencing from the grand opening and 50% for the subsequent three years.  It will also waive the salt water hot spring resources tax and tourism resources tax within the Project’s whole life. In addition, it will waive or reduce most of the administration fees throughout the Project’s constructions. It will also allow China Yida to pay for its outdoor lighting at a cheaper rate as of city’s street lighting.

“Through the accumulation of our experience and growth of China Yida’s brand recognition after many years of practice, I believe China Yida has entered an era of high-speed growth.” Commented Dr. Minhua Chen, Chairman and Chief Executive Officer of China Yida, “Due to Chinese Central Government’s plan to accelerate the growth rate of China’s tourism industry, a company like China Yida with rich tourism management experience is going to play a more important role in the market place.  At the same time, our value will continue to grow with the expansion of China’s tourism industry due to the scarcity of capable players like us who can bring China’s local tourism resources onto the world stage. We are committed to building a firm foundation for Company’s long-term growth and shareholder value.”

For more details about the contract between Company and Zhangshu Municipal Government, please refer to the China Yida’s current report on Form 8-k filed with the Securities and Exchange Commission.

About China Yida
China Yida is a leading diversified entertainment enterprise focused on China’s fast-growing media and tourism industries and headquartered in Fuzhou City, Fujian province of China. The Company’s media business provides operations management services; including channel, column and advertisement management for television station, presently the Fujian Education Television Station (“FETV”, a top-rated provincial education television channel), and “Journey through China on the Train” (an advertisement-embedded travel program, currently the only on-board media program from third party authorized by Ministry of Railways). Additionally, the Company provides tourism management services, and specializes in the development, management and operation of natural, cultural and historic scenic sites. China Yida currently operates the Great Golden Lake tourist destination (Global Geopark, including Golden Lake, Shangqing River, Zhuanyuan Rock, Luohan Mountain and Taining Old Town.), Hua’An Tulou tourist destination (World Culture Heritage, including Dadi Tulou cluster and the Shangping Tulou cluster), and China Yunding tourist destination (National Park, including Colorful Rock Valley, Yunding Paradise, Yunding Waterfall, South Heavenly Mountain, and Seven Star Lake). The Company’s operating scenic sites are over 300 square kilometers in the area. For further information, please contact the Company directly, or visit its Web site at http://www.yidacn.net.

Forward-Looking Statements
Certain statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as “anticipate, “believe,” “expect,” “future,” “may,” “will,” “would,” “should,” “plan,” “projected,” “intend,” and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of China Yida Holding Co., Inc. (the “Company”) to be materially different from those expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to: (i) the Company’s ability to obtain sufficient capital or a strategic business arrangement; (ii) the Company’s ability to build and maintain the management and human resources and infrastructure necessary to support the anticipated growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov.

For more information, please contact:

China Yida Holdings, Co.
George Wung, CFO
Phone: +1-909-843-6358
Email: ir@yidacn.net

CCG Investor Relations
Crocker Coulson, President
Phone: +1-646-213-1915
Ed Job, CFA
Phone: +1-646-213-1914